Exhibit 99.1

GOLDEN MINERALS REPORTS FIRST QUARTER 2021 RESULTS

GOLDEN, CO - /GLOBE NEWSWIRE/ - May 6, 2021 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American and TSX: AUMN) today provided financial results and a business summary for the quarter ending March 31, 2021.

First Quarter Summary Financial Results

(All currency expressed in approximate USD)

•	Revenue $1.8 million, cost of metals sold $1.5 million and net operating margin $0.2 million in the first quarter 2021, all related to mining at the Company’s Rodeo gold-silver operations (the “Rodeo Property”). In the first quarter 2020, the Company recorded revenue of $1.2 million and a net operating margin of $0.6 million related to a lease of the Company’s oxide mill to Hecla Mining. That lease concluded on November 30, 2020.

•	Cash and cash equivalents balance of $8.0 million as of March 31, 2021, compared to $9.7 million at year-end 2020 and $2.2 million as of March 31, 2020.

•	Exploration expenses of $0.8 million compared to $1.6 million in the year ago period.

•	Net loss of $3.2 million or $0.02 per share in the first quarter 2021, compared to a net loss of $3.3 million or $0.03 per share in the first quarter 2020.

First Quarter Business Summary

•	Began processing material from the Rodeo mine at our Velardeña oxide plant in January 2021.

•	Produced 1,559 gold equivalent ounces (“AuEq oz”) in doré and sold 1,054 AuEq oz. in doré, with the differential representing doré inventory at March 31, 2021 that will be recognized as sales in the second quarter 2021.

•	Reported as-planned average start-up grades processed of 3.0 grams per tonne (“g/t”) gold and 14.3 g/t silver. Initiated a 2000-meter exploration drill program at Rodeo aimed at expanding the resource.

•	Successfully commissioned the second ball mill and achieved full operational throughput at our Velardeña oxide plant in April 2021.

•	Announced promising results from an initial drill program conducted at the district-scale Yoquivo gold-silver project (Chihuahua State, Mexico) and announced plans for a Phase II program which could begin in the second quarter 2021.

Warren Rehn, President and Chief Executive Officer of the Company, commented, “The first quarter of 2021 has been transformational for Golden Minerals, as we report results as a gold-silver producer for the first time since 2015. We are exceptionally pleased to have begun processing gold and silver from our Rodeo Property in January 2021. At the end of April, we surpassed our daily throughput goal at our oxide plant of 450 tpd with the successful commissioning of the second ball mill installed at the plant. We remain on track to achieve 2021 production guidance of 12,000-14,000 oz gold and 25,000-30,000 oz silver. We anticipate announcing further success as we anticipate reporting net income at the corporate level during the second quarter of 2021.”

G O L D E N M I N E R A L S C O M P A N Y
350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

First Quarter 2021 Financial Results

The Company reported revenue of $1.8 million in the first quarter 2021, all from the sale of gold and silver bearing doré bars from Rodeo operations in Mexico. Costs of metals sold, which include direct and indirect costs incurred to mine and process the products, were $1.5 million. Rodeo operations generated a positive net operating margin of over $0.2 million. Also during the first quarter, Golden received $1.8 million net of fees from equity sales under its existing At the Market Program (“ATM Program”) and $1.0 million from the exercise of warrants issued in past common stock offerings. Exploration expenses were $0.8 million in the first quarter, primarily reflecting exploration work at Yoquivo and the commencement of a drill program targeting resource expansion at Rodeo. The Company incurred $0.5 million in capital expenditures during the first quarter, primarily related to construction of a new regrind mill circuit related to the Rodeo Property. El Quevar project expense was $0.1 million in the quarter which includes costs of exploration and evaluation activities, care and maintenance and property holding costs, net of reimbursements from Barrick Gold under the terms of an Earn-In Agreement. Administrative expenses totaled $1.5 million in the first quarter 2021, including costs associated with being a public company that are incurred primarily by the Company’s corporate activities in support of the Rodeo Property, the Velardeña Properties, the Yoquivo project and the balance of the Company’s exploration portfolio. Golden reported a net loss of $3.2 million or $0.02 per share in the first quarter 2021 compared to a net loss of $3.3 million or $0.03 per share in the year ago period.

Twelve Month Financial Outlook

The Company ended the first quarter 2021 with a cash balance of $8.0 million and currently anticipates receiving approximately $13.0 to $15.0 million in net operating margin (defined as revenue from the sale of metals less costs of metals sold) from the Rodeo operation during the 12 months ending March 31, 2022. The Company’s currently forecasted expenditures during the 12 months ending March 31, 2022, apart from Rodeo costs of metals sold which are included in the net operating margin forecast, total $8.5 million and are as follows:

•	$3.2 million on exploration activities and property holding costs associated with the Company’s portfolio of exploration properties located in Mexico, Argentina and Nevada, including project assessment and evaluation costs relating to additional exploration at Rodeo, Yoquivo and other properties;
•	$0.5 million on capital expenditures related to the Rodeo Property;
•	$0.6 million at the Velardeña Properties for care and maintenance;
•	$0.5 million at the El Quevar project to fund care and maintenance and property holding costs, net of reimbursement from Barrick;
•	$3.5 million on general and administrative costs; and
•	$0.2 million related to an increase in working capital primarily related to increased inventories and receivables at the Rodeo operation.

Forecasted cash inflows do not include an anticipated second installment of $1.5 million due to Golden Minerals from Fabled Silver Gold Corp. in December 2021 under the terms of an agreement for the sale of the Company’s Santa Maria project. Rodeo estimates assume average realized metals prices of $1,800/oz gold and $25/oz silver.

G O L D E N M I N E R A L S C O M P A N Y
350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Covid-19 Uncertainties

Activities at the Rodeo operation and the Velardeña Properties, including mining and processing, were not interrupted as a result of the pandemic during the first quarter 2021. The Company undertook several initiatives and installed multiple safety practices in 2020 in response to the pandemic and continues to carry out these initiatives and practices. The Company will continue to follow World Health Organization protocols at all its projects and offices. Business and financial projections are current as of the date of this news release but could be negatively impacted if business interruptions related to COVID-19 occur.

Additional information regarding first quarter 2021 financial results may be found in the Company’s 10-Q Quarterly Report which is available on the Golden Minerals website at www.goldenminerals.com.

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine and advancing its Velardeña Properties in Mexico and, through partner funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

G O L D E N M I N E R A L S C O M P A N Y
350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEETS

(US Dollars, unaudited)

	March 31,	December 31,
	2021	2020

	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$7,975	$9,704
Short-term investments	131	79
Lease receivables	-	72
Inventories, net	1,840	284
Value added tax receivable, net	805	45
Prepaid expenses and other assets	990	1,130
Total current assets	11,741	11,314
Property, plant and equipment, net	6,106	5,520
Other long term assets	978	1,472
Total assets	$18,825	$18,306

Liabilities and Equity
Current liabilities
Accounts payable and other accrued liabilities	$2,290	$1,318
Deferred revenue, current	396	535
Other current liabilities	544	667
Total current liabilities	3,230	2,520
Asset retirement and reclamation liabilities	3,145	3,166
Other long term liabilities	512	648
Total liabilities	6,887	6,334

Commitments and contingencies

Equity
Common stock, $.01 par value, 200,000,000 shares authorized; 162,469,612 and 157,512,652 shares issued and outstanding respectively	1,625	1,575
Additional paid in capital	539,357	536,263
Accumulated deficit	(529,044)	(525,866)
Shareholders' equity	11,938	11,972
Total liabilities and equity	$18,825	$18,306

G O L D E N M I N E R A L S C O M P A N Y
350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(US dollars, unaudited)

	Quarter Ended March 31,
	2021	2021

	(in thousands, except per share data)
Revenue:
Sale of metals	$1,778	$-
Oxide plant lease	-	1,196
Total revenue	1,778	1,196
Costs and expenses:
Cost of metals sold (exclusive of depreciation shown below)	(1,536)	-
Oxide plant lease costs	-	(564)
Exploration expense	(781)	(1,631)
El Quevar project expense	(106)	(248)
Velardeña care and maintenance costs	(199)	(463)
Administrative expense	(1,548)	(1,163)
Stock based compensation	(429)	(52)
Reclamation expense	(66)	(59)
Other operating income, net	199	4
Depreciation and amortization	(155)	(279)
Total costs and expenses	(4,621)	(4,455)
Loss from operations	(2,843)	(3,259)
Other income (expense):
Interest and other expense, net	(360)	(27)
Other income	52	-
Loss on foreign currency translations	(79)	(50)
Total other loss	(387)	(77)
Loss from operations before income taxes	(3,230)	(3,336)
Income taxes	52	-
Net loss	$(3,178)	$(3,336)
Net loss per common share - basic
Loss	$(0.02)	$(0.03)
Weighted average Common Stock outstanding - basic (1)	160,442,137	107,247,298

(1)	Potentially dilutive shares have not been included because to do so would be anti-dilutive.

G O L D E N M I N E R A L S C O M P A N Y
350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the expected achievement of corporate profitability in the second quarter of 2021; financial projects related to net operating margin at the Rodeo operation; anticipated Phase II drilling program at Yoquivo; projected cash balances and anticipated spending during the 12 months ended March 31, 2022; and potential business restrictions and other matters related to the COVID-19 pandemic. These statements are subject to risks and uncertainties, including the overall impact of the COVID-19 pandemic, including the potential future re-suspension of non-essential activities in Mexico, including mining; lower than anticipated revenue or higher than anticipated costs at the Rodeo mine; declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

G O L D E N M I N E R A L S C O M P A N Y
350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060